    As filed with the Securities and Exchange Commission on April 15, 1998
                                                       Registration No.333-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        COMMERCIAL FEDERAL CORPORATION
 (Exact name of the registrant as specified in its articles of incorporation)


           NEBRASKA                           6135                          47-0658852
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)


                            2120 SOUTH 72ND STREET
                            OMAHA, NEBRASKA  68124
                                (402) 554-9200
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                        MR. JAMES A. LAPHEN, PRESIDENT
                        COMMERCIAL FEDERAL CORPORATION
                            2120 SOUTH 72ND STREET
                            OMAHA, NEBRASKA  68124
                                (402) 390-5361
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                       COPIES OF ALL COMMUNICATIONS TO:
                           CYNTHIA R. CROSS, ESQUIRE
                      HOUSLEY KANTARIAN & BRONSTEIN, P.C.
                       1220 19TH STREET, N.W., SUITE 700
                            WASHINGTON, D.C.  20036

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                               Proposed maximum     Proposed maximum           Amount
        Title of each class of                Amount to        aggregate price      aggregate offering           of
      securities to be registered           be registered         per unit                price           registration fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value (and
associated stock purchase rights) (1)     1,915,709 shares (2)        N/A           $71,532,574(3)            $21,103
==========================================================================================================================

(1) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.
(2) Represents the maximum number of shares of common stock, par value $.01 per share, of Commercial Federal Corporation ("Commercial"), expected to be issued in exchange for up to 250,000 shares of common stock, par value $.01 per share, of AmerUs Bank ("AmerUs"), upon consummation of the acquisition of AmerUs by Commercial, described herein.
(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the stock as reported on the New York Stock Exchange on April 14, 1998.

PROSPECTUS
----------
                  SUBJECT TO COMPLETION, DATED APRIL 15, 1998

                        COMMERCIAL FEDERAL CORPORATION

                       1,915,709 SHARES OF COMMON STOCK
                           PAR VALUE $.01 PER SHARE


     This Prospectus relates to 1,915,709 shares (the "Shares") of the common stock, $.01 par value per share (the "Common Stock"), of Commercial Federal Corporation ("Commercial") issued in connection with Commercial's acquisition of all of the issued and outstanding shares of AmerUs Bank ("AmerUs"), a federally chartered savings bank based in Des Moines, Iowa, which may be offered by the selling stockholder named herein or its respective pledgees, donees, transferees or other successors in interest from time to time (the "Selling Stockholder"). Commercial will receive no part of the proceeds from sales of the Shares offered hereby. The Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "CFB." On _______________, 1998, the closing price of the Common Stock on the NYSE was $_____ per share.

     The Shares may be offered for sale from time to time by the Selling Stockholder, or by certain other persons who are named in an amendment or supplement to this Prospectus, in one or more transactions described herein on the NYSE or on any other securities exchange on which the Common Stock is traded, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. See "Plan of Distribution" below. The price at which any of the Shares of Common Stock may be sold, and the commissions, if any paid in connection with such sale, may vary from transaction to transaction.

     Commercial will bear all expenses incurred in connection with the offering of the Shares pursuant to this Prospectus other than underwriting discounts and commissions, brokerage fees and similar compensation.

     SEE "RISK FACTORS" ON PAGE ___ FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                The date of this Prospectus is ________, 1998.

                             AVAILABLE INFORMATION

     Commercial has filed with the Securities and Exchange Commission (the "Commission") the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") relating to the Shares of Commercial Common Stock. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal or regional offices of the Commission at the addresses listed below.

     Commercial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601, and World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials also can be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov. In addition, the Common Stock is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information regarding Commercial may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Commercial (File No. 1-11515) are hereby incorporated by reference in this Prospectus:

     (i) Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

     (ii) Commercial's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997;

     (iii) Commercial's Current Reports on Form 8-K dated August 18, 1997, September 2, 1997, September 11, 1997, November 18, 1997, December 8, 1997, December 15, 1997, February 11, 1998 and March 9, 1998;

     (iv) the pro forma data set forth under the captions "Unaudited Pro Forma Combined Per Share Data" and "Unaudited Historical Pro Forma Combined Financial Information" included in Commercial's prospectus filed as part of Commercial's Registration Statement on Form S-4 filed April 10, 1998; and

     (v) the description of the Common Stock set forth at Item 1 of Commercial's registration statement on Form 8-A dated July 17, 1995.

     All documents subsequently filed by Commercial with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     This Prospectus incorporates by reference other documents relating to Commercial which are not presented herein or delivered herewith. These documents are available upon request without charge, directed to Mr. Gary L. Matter, Commercial's Corporate Secretary, 2120 South 72nd Street, Omaha, Nebraska 68124, telephone (402) 390-5176.

                        COMMERCIAL FEDERAL CORPORATION

     Commercial is a unitary non-diversified savings and loan holding company whose primary asset is Commercial Federal Bank, a Federal Savings Bank (the "Bank"), which is one of the largest depository institutions in the Midwest. At December 31, 1997, Commercial had total assets of $7.2 billion and total stockholders' equity of $458.4 million. Based upon total assets at that date, Commercial was the 13th largest publicly held thrift holding company in the United States. Commercial is a consumer-oriented financial institution that emphasizes single-family residential and construction real estate lending, consumer lending, commercial real estate lending, retail deposit activities, including demand deposit accounts, and mortgage banking. At March 31, 1998, after its completed acquisitions of First National Bank Shares, LTD. ("First National") (January 30, 1998), Liberty Financial Corporation ("Liberty") (February 13, 1998) and Mid Continent Bancshares, Inc. ("Mid Continent") (February 27, 1998) and including anticipated branch consolidations, Commercial operated 34 branch offices in Nebraska, 21 branch offices in greater metropolitan Denver, Colorado, 19 branch offices in Oklahoma, 38 branch offices in Kansas, 45 branch offices in Iowa and seven branch offices in Arizona. Throughout its 111 year history, Commercial has emphasized customer service. To serve its customers, Commercial conducts loan origination activities through its 164 branch office network, loan offices of its wholly-owned mortgage banking subsidiary and a nationwide correspondent network of mortgage loan originators. Commercial also provides insurance and securities brokerage and other retail financial services.

     Commercial's strategy for growth emphasizes both internal and external growth. Operations focus on increasing deposits, including demand accounts, making loans (primarily single-family mortgage and consumer loans), community banking, and providing customers with a full array of financial products and a high level of customer service. As part of its long-term strategic plan, Commercial intends to expand its operations within its market areas either through direct marketing efforts aimed at increasing market share, branch expansions, or opening additional branches. Commercial's retail strategy will continue to be centered on attracting new customers and selling both new and existing customers multiple products and services. Additionally, Commercial will continue to build and leverage an infrastructure designed to increase fee and other income.

     Complementing its strategy of internal growth, Commercial continues to grow its present six-state franchise through an ongoing program of selective acquisitions of other financial institutions. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network. In addition to the acquisitions of First National, Liberty and Mid Continent which were consummated during the first calendar quarter of 1998, as of the date of this Prospectus, Commercial had entered into agreements to acquire three other institutions, Perpetual Midwest Financial, Inc. ("Perpetual"), a savings and loan holding company headquartered in Cedar Rapids, Iowa, AmerUs, a federally chartered savings bank headquartered in Des Moines, Iowa and First Colorado Bancorp, Inc. ("First Colorado"), a savings and loan holding company headquartered in Lakewood, Colorado. Together, these pending or recently completed acquisitions will add 142 branches (before any consolidation) to Commercial's existing network and approximately $4.7 billion in total assets, approximately $3.4 billion in deposits and approximately $2.0 billion in loans serviced for others. For additional information regarding these acquisitions, see "The Acquisition" and "Recent Developments -- Recently Completed and Pending Acquisitions."

     Commercial's principal executive offices are located at 2120 South 72nd Street, Omaha, Nebraska 68124, and its telephone number is (402) 554-9200.

                                THE ACQUISITION

     On February 11, 1998, Commercial and the Bank entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with AmerUs and its sole stockholder, AmerUs Group Co. ("Group") pursuant to which Commercial agreed to purchase all of the issued and outstanding shares of AmerUs for consideration consisting of
(i) cash in an amount equal to $95,750,000, plus the amount of any gains (net of tax) and minus the amount of any losses (net of tax benefit) realized upon the disposition of certain assets of AmerUs prior to the Closing, and assuming Group made a $5,000,000 contribution to AmerUs prior to the Closing as required under the Stock Purchase Agreement), (ii) 1,915,709 shares of Common Stock, and (iii) Purchase Notes, in the form attached as Exhibit B to the Stock Purchase Agreement, in an aggregate principal amount equal to $40,000,000 maturing on the first anniversary of the Closing Date (unless earlier prepaid in full by Commercial) and bearing an interest rate, adjusted monthly on the first business day of each calendar month, equal to the "Ask Yield" reported in The Wall Street
                                                                 ---------------
Journal on such date for Treasury Bills maturing in one year plus 1.5%.
-------

     The Stock Purchase Agreement provides for the acquisition by Commercial of all of the issued and outstanding shares of common stock of AmerUs from Group (the "Stock Purchase"), and the subsequent merger of AmerUs with and into the Bank, with the Bank as the surviving institution (the "Bank Merger" and,
together with the Stock Purchase, the "Acquisition").   At the effective time of
the Bank Merger (the "Bank Merger Effective Time"), AmerUs will be merged with and into the Bank, and the Bank will be the resulting subsidiary savings institution. It is anticipated that the Bank Merger Effective Time will occur immediately following the closing (the "Closing") of the Stock Purchase.

     Pursuant to the terms of the Stock Purchase Agreement, Commercial was required to register the Shares under the Securities Act pursuant to an effective registration statement as of the Closing or enter into a registration rights agreement at Closing.

                                 RISK FACTORS

     Before investing in the Common Stock offered hereby, prospective investors should consider carefully the matters set forth below, along with the other information set forth or incorporated by reference herein.

COMPETITION

     Banking is a highly competitive industry. The Bank competes directly with other financial institutions and other lending entities in the markets in which it operates. The Bank also competes for loans and deposits with other providers of financial services such as money market and mutual funds, brokerage firms, investment companies, credit companies and insurance companies.

POTENTIALLY ADVERSE IMPACT OF INTEREST RATES AND ECONOMIC AND INDUSTRY
CONDITIONS

     The financial institution industry is affected by fluctuations in market interest rates. Like most financial institution holding companies, Commercial's net interest income is affected by general economic and other factors that influence market interest rates and Commercial's ability to respond to changes in such rates. General economic conditions also affect the credit quality of Commercial's assets. Adverse economic conditions may affect the ability of the Bank's borrowers to repay loans, particularly in the areas of commercial real estate and consumer lending.

     Significant and rapid changes have occurred in the thrift industry in recent years, and the future of the industry is subject to various uncertainties. The savings institution industry also faces a volatile and uncertain regulatory environment in which applicable laws, regulations and enforcement policies are subject to significant change. There can be no assurance that changes in the industry, regulatory and otherwise, will not adversely affect the financial condition and results of operations of Commercial.

RISKS INVOLVED IN ACQUISITION STRATEGY

     Commercial has grown and intends to continue to grow through acquisitions of other financial institutions. Such acquisitions involve risks of adversely changing results of operations, changes in Commercial's capital structure, or asset quality problems of acquired institutions and other conditions beyond the control of Commercial, such as adverse personnel relations, loss of customers because of change in identity and deterioration in local economic conditions. While to date Commercial has successfully integrated all of the institutions it has acquired , it is possible that this risk may be heightened somewhat due to the number of acquisitions recently completed or pending as of the date of this Prospectus. See "Recent Developments."

     Management believes that future increases in the assets and earnings of Commercial will depend in part on consummation of acquisitions. The ability of Commercial to pursue this strategy depends in part on its capital position and, in the case of cash acquisitions, on its liquid assets or ability to acquire cash. Commercial must compete with a variety of institutions for suitable acquisition candidates and there can be no assurance that the acquisition activities of competitors will not increase. Such competition is likely to affect Commercial's ability to make acquisitions, increase the price that Commercial pays for certain acquisitions and increase Commercial's costs in analyzing possible acquisitions.

REGULATION AND GOVERNMENT POLICY

     The federal laws and regulations that are applicable to Commercial and its depository institution subsidiary give regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting holders of securities issued by financial institutions or their holding companies. Any change in such regulation, whether by an applicable federal regulatory authority or federal legislative bodies, could have a significant impact on Commercial and the Bank. In addition, government policies and regulations concerning, among other things, monetary and fiscal affairs, significantly affect the operations of financial institutions such as the Bank.

YEAR 2000 COMPLIANCE

     As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency.

     All of the material computer programs of Commercial that could be affected by this problem are provided by major third party vendors. While such third party vendors of have advised Commercial that all such computer systems and programs will be year 2000 compliant, if the third party vendors are unable to resolve year 2000 issues in time, Commercial would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the financial condition and results of operations of Commercial.

                              RECENT DEVELOPMENTS

     RECENTLY COMPLETED AND PENDING ACQUISITIONS. In addition to the Acquisition, Commercial entered into definitive agreements to acquire five other financial institution holding companies: First National, a bank holding company; Liberty, a commercial bank and thrift holding company; Mid Continent, a savings and loan holding company, Perpetual, a savings and loan holding company and First Colorado, a savings and loan holding company. The acquisition of First National, headquartered in Great Bend, Kansas, was completed January 30, 1998, the acquisition of Liberty, headquartered in West Des Moines, Iowa, was completed February 13, 1998 and the acquisition of Mid Continent, headquartered in El Dorado, Kansas, was completed February 27, 1998. Under the terms of the First National agreement, all of the outstanding shares of First National's common stock were exchanged for 992,842 shares of Common Stock for total consideration of approximately $32.3 million. First National operated seven branch offices in Kansas and at January 30, 1998 had assets of approximately $147.8 million, deposits of approximately $131.3 million and stockholders' equity of approximately $12.0 million. This acquisition was accounted for as a purchase. Under the terms of the Liberty agreement, all of the outstanding shares of Liberty's common stock were exchanged for 4,015,555 shares of Common Stock for total consideration of approximately $136.3 million. This acquisition was accounted for as a pooling. Under the terms of the Mid Continent agreement, all of the outstanding shares of Mid Continent's common stock were exchanged for approximately 2,641,945 shares of Common Stock for total consideration of approximately $93.5 million. This acquisition was accounted for as a pooling. Under the terms of the Perpetual agreement, all of the outstanding shares of Perpetual's common stock will be exchanged for approximately 1,633,067 shares of Common Stock for total consideration at the date of the agreement of approximately $57.6 million. It is expected that this acquisition will be accounted for as a pooling of interests. Under the terms of the First Colorado agreement, all of the outstanding shares of First Colorado's common stock (including stock options and 1.8 million shares to be issued prior to closing the transaction) will be exchanged for approximately 16,566,918 shares of Common Stock for total consideration of approximately $602.6 million (assuming that the average per share Common Stock price was $36.375). It is expected that this acquisition will be accounted for as a pooling of interests. Together with AmerUs, these pending or recently completed acquisitions will add 142 branches (before any consolidation) to Commercial's existing network and approximately $4.7 billion in total assets, approximately $3.4 billion in deposits and approximately $2.0 billion in loans serviced for others. Liberty operated seven bank subsidiaries and one thrift subsidiary with 38 branch locations in Iowa and seven branch locations in the Tucson, Arizona metropolitan area. Mid Continent operated ten branch offices in Kansas. Perpetual operates five branch offices in Iowa. On February 11, 1998, the date of the Stock Purchase Agreement, AmerUs Bank operated 27 branches in Iowa, eight branches in Missouri, six branches in Nebraska, four branches in Kansas, two branches in Minnesota and one branch in South Dakota. First Colorado operates 27 branches in Colorado. Future acquisition candidates will be selected based on the extent to which the candidates can enhance Commercial's retail presence in new or underserved markets and complement Commercial's existing retail network.

     NEW DIRECTOR. Effective February 13, 1998, Mr. William A. Krause, the former Chairman and a director of Liberty, was appointed to the Board of Directors of Commercial for a term to expire at Commercial's 1998 annual meeting of stockholders in November 1998. Mr. Krause has also been appointed to the Board of Directors of the Bank. Pursuant to the terms of Commercial's merger agreement with First Colorado, Commercial has also agreed that Malcolm E. Collier, Jr., Chairman, Chief Executive Officer and President of First
Colorado, will be named to Commercial's Board of Directors effective at and conditioned upon the closing of Commercial's acquisition of First Colorado.

     POTENTIAL INCREASE IN AUTHORIZED SHARES. At the _________, 1998 Special Meeting of Stockholders, stockholders of Commercial will be asked to approve an amendment to Commercial's Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 shares to 120,000,000 shares.

                              SELLING STOCKHOLDER

     The following table sets forth certain information as of the date of this Prospectus with respect to the Shares which are covered by this Prospectus, including the name of the Selling Stockholder, the nature of any position, office or other material relationship that such Selling Stockholder has had within the past three years with Commercial or an affiliate of Commercial and the number of shares of Common Stock owned by such Selling Stockholder as of the date of this Prospectus and the number of shares which are covered by this Prospectus.

                                                        NUMBER OF
                    NUMBER OF SHARES                  SHARES TO BE
                      BENEFICIALLY      NUMBER OF     BENEFICIALLY
 NAME OF SELLING     OWNED PRIOR TO   SHARES OFFERED  OWNED AFTER
   STOCKHOLDER        THE OFFERING        HEREBY      THE OFFERING
------------------  ----------------  --------------  ------------

AmerUs Group Co.                         1,915,709


                             PLAN OF DISTRIBUTION

     Subject to the limitations described below, the Selling Stockholder may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or other securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale; (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (iv) an exchange distribution in accordance with the rules of any such exchange; and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event a Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

     In connection with distributions of the Common Stock or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholder also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended, to the extent required, to reflect such transaction). The Selling Stockholder also may pledge the Shares registered hereunder to a broker-dealer or other financial institution, including affiliates of Commercial, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended, to the extent required, to reflect such transaction).

     In addition, the Selling Stockholder may from time to time sell Shares in transactions under Rule 144 under the Securities Act.

     Pursuant to the terms of the Stock Purchase Agreement, Group has agreed that from and after the Closing of the Acquisition, none of Group or its affiliates will sell, assign, transfer or otherwise dispose of any of the Shares unless such transfer constitutes a "Permitted Disposition." For purposes of the Stock Purchase Agreement, the term "Permitted Disposition" means (i) a transfer to an affiliate of Group; (ii) a transfer in a widely distributed public offering; (iii) a transfer pursuant to a non-directed broker transaction; (iv) a transfer to any person if, immediately following such transfer, such person, together with its affiliates, would own beneficially less than 5% of the outstanding shares of Common Stock on the date of transfer; (v) a transfer to any person if, immediately following such transfer, such person, together with affiliates, would own beneficially no shares of Common Stock other than the shares acquired by such person and its affiliates pursuant to the transfer; (vi) a transfer pursuant to a merger, consolidation or other similar transaction involving Commercial if such transaction has been approved by a majority of the members of the Board of Directors of Commercial; or (vii) a transfer pursuant to a bona fide pledge of, or the grant of a security interest in, any or all of such Shares to secure indebtedness of Group or any of its affiliates for money borrowed in connection with such pledge or grant of a security interest, provided that the secured party has agreed to be bound by the terms and conditions with respect to such Shares set forth in the Stock Purchase Agreement to the same extent and in the same manner as Group. Further, in the event that Group or any of its affiliates intends to transfer a number of Shares which constitute more than 2% of the shares of Common Stock outstanding on the date of the transaction, Group is required to give notice of such intent to Commercial prior to the consummation of the transfer.

     Group has also agreed that for a period of six months following the Closing of the Acquisition, when any matter is brought to the vote of Commercial's stockholders, Group will appoint Commercial or its nominee as Group's proxy, with full power of substitution, to vote any and all of the Shares which, at the time of such vote, are owned by Group, of record or beneficially, directly or indirectly, at every annual, special or adjourned meeting of the stockholders of Commercial including the right to sign its name (as stockholder) and to any consent, certificate or other document relating to such vote as permitted under applicable law, at Commercial's sole discretion.

     In connection with the filing of the Registration Statement, Commercial and Group entered into an agreement pursuant to which, among other things, (i) Commercial agreed to maintain the effectiveness of the Registration Statement for a period ending on the earlier of (x) the one year anniversary of the Closing Date (subject to extension) and (y) the date on which all of the Shares have been disposed of pursuant to this Prospectus, (ii) Group agreed to suspend sales of the Shares pursuant to the Registration Statement for specified periods upon the request of Commercial under certain circumstances and (iii) each of Group and Commercial agreed to indemnify the other against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

     The shares offered hereby are being sold solely for the account of the Selling Stockholder. Therefore, Commercial will not receive any of the proceeds of this offering.


                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for Commercial by Fitzgerald, Schorr, Barmettler & Brennan, P.C., Omaha, Nebraska.


                                    EXPERTS

     The consolidated financial statements of Commercial as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated in this Prospectus by reference from Commercial's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for mortgage servicing rights in fiscal year 1996), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      CERTAIN FORWARD-LOOKING STATEMENTS

     From time to time, Commercial may communicate in oral or written form statements relating to the future results of Commercial that may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to, among other things, the Year 2000 project, loan loss reserve adequacy, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within Commercial's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties detailed from time to time in the filings of Commercial with the Commission.

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST BE NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COMMERCIAL OR BY ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 -------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.......................................................
Incorporation of Certain Documents by Reference.............................
Commercial Federal Corporation..............................................
The Acquisition.............................................................
Risk Factors................................................................
Recent Developments.........................................................
Selling Stockholder.........................................................
Plan of Distribution........................................................
Use of Proceeds.............................................................
Legal Matters...............................................................
Experts.....................................................................
Certain Forward-Looking Statements..........................................


                               1,915,709 SHARES



                        COMMERCIAL FEDERAL CORPORATION


                                 COMMON STOCK



                                ---------------
                                   PROSPECTUS
                                ---------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Registration fee....................................  $         21,103
      Accounting fees.....................................            10,000  *
      Legal fees..........................................            27,000  *
      Printing and filing fees............................             5,000
      Miscellaneous.......................................             1,897  *
                                                            ----------------
      Total...............................................  $         65,000  *
                                                            ================

-------------------------
*    Estimated


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification of directors and officers of Commercial is provided under
Article VI of the Articles of Incorporation of Commercial for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Commercial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Article VI of Commercial's Articles of Incorporation provides that an outside director shall not be personally liable to Commercial or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes Commercial to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not limit liability for (i) any act or omission not in good
                    ---
faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by Commercial or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of Commercial through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

     Commercial has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to Commercial of costs incurred by it in indemnifying its directors and officers.

     Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of Commercial. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of Commercial and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of Commercial if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Commercial. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to Commercial unless the court in which the action is brought deems indemnity proper.

     The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the shareholders.

     Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.


ITEM 16.   EXHIBITS.

   Exhibit
   Number     Description of Exhibit
   ------     ----------------------

      2 Stock Purchase Agreement, dated February 11, 1998, by and among Commercial Federal Corporation, Commercial Federal Bank, a Federal Savings Bank, AmerUs Group Co. and AmerUs Bank

      5 Opinion of Fitzgerald, Schorr, Barmettler & Brennan, P.C. regarding the legality of the shares being registered (including consent)

     23.1 Consent of Fitzgerald, Schorr, Barmettler & Brennan, P.C. (included in opinion filed as Exhibit 5)

     23.2     Consent of Deloitte & Touche LLP

     24       Power of Attorney (reference is made to the signature page)


ITEM 17.   UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934(and, where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omaha, Nebraska as of April 10, 1998.

                           COMMERCIAL FEDERAL CORPORATION


                           By:/s/ William A. Fitzgerald
                              --------------------------------------------------
                              William A. Fitzgerald
                               Chairman of the Board and Chief Executive Officer


                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Commercial Federal Corporation, do hereby severally constitute and appoint William A. Fitzgerald and James A. Laphen and each of them singly, our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said William A. Fitzgerald and/or James
A. Laphen may deem necessary or advisable to enable Commercial Federal Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-3 relating to the offering of Commercial's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said William A. Fitzgerald and/or James A. Laphen shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature                           Capacity                      Date
---------                           --------                      ----


/s/ William A. Fitzgerald           Principal Executive Officer   April 10, 1998
----------------------------------
William A. Fitzgerald               and Director
Chairman of the Board and
Chief Executive Officer


/s/ James A. Laphen                 Principal Financial Officer   April 10, 1998
----------------------------------
James A. Laphen
President, Chief Operating Officer
and Chief Financial Officer


/s/ Gary L. Matter                  Principal Accounting Officer  April 10, 1998
----------------------------------
Gary L. Matter
Senior Vice President, Controller
and Secretary

/s/ Talton K. Anderson              Director                      April 10, 1998
----------------------------------
Talton K. Anderson



/s/ Michael P. Glinsky              Director                      April 10, 1998
----------------------------------
Michael P. Glinsky



/s/ William A. Krause               Director                      April 10, 1998
----------------------------------
William A. Krause



/s/ Robert F. Krohn                 Director                      April 10, 1998
----------------------------------
Robert F. Krohn



/s/ Carl G. Mammel                  Director                      April 10, 1998
----------------------------------
Carl G. Mammel



/s/ Robert S. Milligan              Director                      April 10, 1998
----------------------------------
Robert S. Milligan



/s/ James P. O'Donnell              Director                      April 10, 1998
----------------------------------
James P. O'Donnell



/s/ Robert D. Taylor                Director                      April 10, 1998
----------------------------------
Robert D. Taylor



/s/ Aldo J. Tesi                    Director                      April 13, 1998
----------------------------------
Aldo J. Tesi